Exhibit 99.1 Press release, dated May 23, 2007.

QUANTUM CORPORATION REPORTS FISCAL FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

Company Establishing Strong Position in High Growth Data De-Duplication Market with DXi-Series Disk Backup and Remote Replication Appliances

SAN JOSE, Calif., May 23, 2007 – Quantum Corp. (NYSE:QTM), the leading global specialist in backup, recovery and archive, today announced that revenue for its fiscal fourth quarter (FQ4’07), ended March 31, 2007, was $277 million and that revenue for the full fiscal year 2007 (FY07) was slightly more than $1 billion. Reflecting Quantum’s acquisition of Advanced Digital Information Corp. (ADIC) last August, these revenue totals represented a 35 percent increase over the fourth fiscal quarter last year (FQ4’06) and a 22 percent increase over fiscal year 2006 (FY06), respectively.

The company reported a GAAP net loss of $20 million for FQ4’07, or 10 cents per share, a 2-cent improvement over the same quarter last year. This $20 million net loss included a number of major expense items totaling $22 million: $13 million in amortization of intangibles, $7 million in restructuring and other transition expenses related to the ADIC acquisition, and $2 million in stock-based compensation charges. The net impact of these items reduced earnings per share on a diluted basis by approximately 11 cents.

Quantum highlighted several significant financial accomplishments in FQ4’07, including generating $72 million in cash from operations, paying down $120 million of its revolving line of credit and $6.2 million of its long-term debt, and achieving the goal of approximately $20 million in quarterly synergy savings two quarters earlier than it had expected.

“The March quarter was the second full quarter of Quantum and ADIC operating as a combined company, and we feel good about the progress we’ve made toward our objective of building a more valuable storage company,” said Rick Belluzzo, chairman and CEO of Quantum. “Although the fourth quarter was not as strong as expected, our operating income as a percentage of revenue in the last two quarters was the best we’ve achieved in more than five years, when amortization, stock-based compensation and acquisition-related expenses are excluded.”

Quantum’s GAAP gross margin rate for FQ4’07 was 29.5 percent, a solid increase over the 28.3 percent rate in the same quarter last year. Operating expenses were $88 million, up from $63 million in FQ4’06 primarily as a result of the ADIC acquisition.

For the full fiscal year 2007, the GAAP gross margin rate was 28.9 percent, up from 27.8 percent in FY06. Operating expenses in FY07 totaled $321 million, an increase of $68 million over the prior year, again largely due to the ADIC acquisition. Quantum had a GAAP net loss of $64 million, or 33 cents per share, in FY07. This compared to a net loss of $41 million, or 23 cents per share, in FY06, with the difference being largely due to increased operating and interest expenses resulting from the ADIC acquisition. The $64 million net loss in FY07 included a number of major expense items totaling $84 million: $42 million in amortization of intangibles, $33 million in restructuring, in-process R&D and other transition expenses related to the ADIC acquisition, and $9 million in stock-based compensation charges. The net impact of these items reduced FY07 earnings per share on a diluted basis by approximately 43 cents.

Quantum’s product revenue, which includes sales of the company’s hardware and software products and services, totaled $248 million in the March quarter. This represented a net increase of $75 million over FQ4’06, with greater contributions from tape automation, disk and software, and service revenues offsetting a decline in royalties and device and non-royalty media revenue. Quantum continued to increase the percentage of its product revenue coming from branded sales, which rose to 57% in FQ4’07.

The components of product revenue were as follows:

•	Tape automation systems revenue totaled $119 million in the March quarter, an increase of $79 million from FQ4’06.

•	Disk and software revenue, which includes Quantum’s disk systems and appliances as well as StorNext software and related disk revenue, was $9 million, up $7 million from FQ4’06.

•	Revenue from devices and non-royalty media sales totaled $82 million in FQ4’07, down $28 million from FQ4’06.

•

Revenue in the “services and other” category – which includes hardware service contracts as well as repair, installation and professional services – was $38 million in the March quarter, an increase of $17 million over FQ4’06.

Quantum had $29.5 million in royalty revenue for FQ4’07, down approximately $3 million from the same quarter last year. The $29.5 million in FQ4’07 revenue included a $3.3 million royalty that Data Domain paid in common stock to Quantum as part of a patent cross-license agreement between the two companies covering data de-duplication and other non-tape, data storage technologies.

Along with the Data Domain agreement, Quantum pointed to the significant interest in its new DXi-Series disk backup and remote replication appliances with de-duplication technology as evidence of the strong position it is establishing in one of the highest growth segments in storage. The Company began shipping the DXi-Series in the March quarter, and early customer wins included a multi-unit deal with a major foreign government social service agency, a large capacity sale to a name-brand fashion retailer as a first step toward additional deployments across twenty global offices, and a combined DXi-Series/Scalar i500 tape library purchase by a leading data supplier to financial services firms.

As part of its effort to capitalize on the increased market opportunities in disk and software, Quantum has tripled the size of its engineering team in this area over the last year. This included the March quarter hiring of Jeff Tofano as chief architect. Tofano has more than twenty years of systems architecture, design and management experience on multiple operating systems and hardware platforms, most recently as technical director at Network Appliance where he was responsible for all aspects of the company’s secondary storage NAS and SAN encryption/compression appliances.

As Quantum begins fiscal year 2008 (FY08), the company said it will pursue a more aggressive strategy to grow branded revenue by shifting R&D spending from devices to disk and software and expanding its customer-facing sales resources. To support this branded growth strategy, Quantum also expects to make changes in its operations infrastructure.

Conference Call and Audio Webcast Notification

Quantum will hold a conference call today, May 23, 2007, at 2:00 p.m. PDT, to discuss its fiscal fourth quarter results. Press and industry analysts are invited to attend in listen-only mode. Dial-in number: (303) 262-2138 (U.S. & International). Quantum will provide a live audio webcast of the conference call beginning today, May 23, 2007, at 2 p.m. PDT. Site for the webcast and related information: http://www.quantum.com/investors.

About Quantum

Quantum Corp. (NYSE:QTM) is the leading global storage company specializing in backup, recovery and archive. Combining focused expertise, customer-driven innovation, and platform independence, Quantum provides a comprehensive, integrated range of disk, tape, and software solutions supported by a world-class sales and service organization. As a long-standing and trusted partner, the company works closely with a broad network of resellers, OEMs and other suppliers to meet customers’ evolving data protection needs. Quantum Corp., 1650 Technology Drive, Suite 700, San Jose, CA 95110, (408) 944-4000, www.quantum.com.

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Quantum, the Quantum logo, DLT and DLTtape are trademarks of Quantum Corporation registered in the United States and other countries. DXi and Scalar are trademarks of Quantum Corporation. All other trademarks are the property of their respective owners.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, without limitation, statements relating to: (1) our substantial opportunity in high growth storage segments; (2) our plan to shift more investment toward growth opportunities in disk and software; and (3) our expectations regarding changes to our operations infrastructure are forward-looking statements within the meaning of the Safe Harbor. These statements are based on management’s current expectations and are subject to certain risks and uncertainties. As a result, actual results may differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ materially from those described herein include, but are not limited to: (a) the failure to compete successfully in the highly competitive and rapidly changing marketplace for backup, recovery, archive and other storage products and services; (b) difficulties in retaining key employees; (c) our ability to successfully execute to our product roadmaps and timely ship our products; (d) the risk that lower volumes and continuing price and cost pressures could lead to lower gross margin rate; (e) media royalties from media manufacturers coming in at lower levels than expected; (f) operational risks associated with the changes being made to our manufacturing infrastructure; (g) acceptance of, or demand for, our products being lower than anticipated; and (h) challenges in successfully integrating ADIC, its products and its employees into Quantum. More detailed information about these risk factors, and additional risk factors, are set forth in Quantum’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors,” on pages 39 to 50 in Quantum’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on February 8, 2007 and pages 14 to 25 in Quantum’s Annual Report on Form 10-K for fiscal year 2006, filed with the Securities and Exchange Commission on June 12, 2006. In particular, you should review the risk factors on pages 39 through 42 of our Form 10-Q under the headings “A large percentage of our sales come from a few customers, and these customers have no minimum or long-term purchase commitments. The loss of, or a significant reduction in demand from, one or more key customers could materially and adversely affect our business, financial condition, and operating results”, “ From time to time we make acquisitions, such as the recent acquisition of ADIC. The failure to successfully integrate recent or future acquisitions could harm our business, financial condition, and operating results “, “In connection with the acquisition of ADIC, we drew on our $500 million credit facility with Key Bank, substantially increasing our debt service obligations and constraining our ability to operate our business. If we are unable to generate sufficient cash flow from operations to meet these debt obligations, our business financial condition and operating results will be materially and adversely affected”, “Our credit agreement contains various covenants that limit our discretion in the operation of our business, which could have an adverse effect on our business, financial condition, and results of operations”, “We derive almost all of our revenue from products incorporating tape technology. If competition from alternative storage technologies continues or increases, our business, financial condition, and operating results would be materially and adversely harmed” and “Competition has increased, and may increasingly intensify, in the tape drive and tape automation markets as a result of competitors introducing products based on new technology standards, which could materially and adversely affect our business, financial condition, and results of operations.” Quantum expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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QUANTUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

( In thousands, except per-share amounts )

	Three Months Ended		Twelve Months Ended
	March 31, 2007	March 31, 2006	March 31, 2007	March 31, 2006
	(Unaudited)	(Unaudited)	(Unaudited)	(*)
Product revenue	$247,803	$173,117	$902,256	$705,606
Royalty revenue	29,507	32,561	113,918	128,681

Total revenue	277,310	205,678	1,016,174	834,287
Cost of revenue	194,679	146,999	721,889	601,847
Restructuring charges related to cost of revenue	900	512	900	512

Total cost of revenue	195,579	147,511	722,789	602,359

Gross margin	81,731	58,167	293,385	231,928

Operating expenses:
Research and development	31,127	25,191	115,220	107,407
Sales and marketing	37,857	20,841	126,840	85,388
General and administrative	13,898	12,081	51,871	41,979
Restructuring charges	4,620	5,096	11,908	18,118
In-process research and development	—	—	14,700	—

	87,502	63,209	320,539	252,892

Loss from operations	(5,771)	(5,042)	(27,154)	(20,964)
Interest income and other, net	2,473	4,739	8,746	11,376
Loss on litigation settlement	—	(20,517)	—	(20,517)
Interest expense	(14,774)	(2,220)	(40,748)	(9,976)

Loss before income taxes	(18,072)	(23,040)	(59,156)	(40,081)
Income tax provision (benefit)	2,246	(7)	4,938	1,398

Net loss	$(20,318)	$(23,033)	$(64,094)	$(41,479)

Net loss per share:
Basic	$(0.10)	$(0.12)	$(0.33)	$(0.23)
Diluted	$(0.10)	$(0.12)	$(0.33)	$(0.23)
Weighted average common and common equivalent shares
Basic	196,499	185,260	192,236	184,063
Diluted	196,499	185,260	192,236	184,063

(*)	Derived from the March 31, 2006 audited Consolidated Financial Statements

Included in the above Statements of Operations:

Amortization of inventory valuation step up	$—	$—	$1,960	$—
Accelerated depreciation on legacy IT system	988	—	988	—

ADIC transition-related expense:
Cost of revenue	—	—	747	—
Research and development	—	—	490	—
Sales and marketing	—	—	1,097	—
General and administrative	—	—	126	—

	—	—	2,460	—

Amortization of intangibles:
Cost of revenue	8,503	4,102	26,567	16,222
Research and development	134	195	999	581
Sales and marketing	4,214	1,078	14,217	4,290
General and administrative	20	146	209	585

	12,871	5,521	41,992	21,678

Share-based compensation:

Cost of revenue	337	—	1,191	—
Research and development	787	—	2,544	—
Sales and marketing	561	—	1,965	—
General and administrative	740	—	3,272	—

	2,425	—	8,972	—

QUANTUM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

( In thousands )

	March 31, 2007	March 31, 2006
	(Unaudited)	(*)
Assets
Current assets:
Cash and cash equivalents	$60,581	$123,298
Short-term investments	35,000	99,975
Accounts receivable, net of allowance for doubtful
accounts of $6,431 and $7,843, respectively	149,435	114,020
Inventories	91,153	88,963
Deferred income taxes	17,137	7,422
Other current assets	33,155	30,869

Total current assets	386,461	464,547

Long-term assets:
Property and equipment, less accumulated depreciation	50,241	38,748
Service parts for maintenance, less accumulated amortization	82,361	57,316
Purchased technology, less accumulated amortization	106,524	41,237
Other intangible assets, less accumulated amortization	92,077	8,572
Goodwill	390,032	47,178
Other long-term assets	18,133	5,746

Total long-term assets	739,368	198,797

	$1,125,829	$663,344

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$98,757	$67,306
Accrued warranty	30,669	32,422
Deferred revenue, current	57,617	22,107
Current portion of long-term debt	25,000	—
Accrued restructuring charges	13,289	13,019
Other accrued liabilities	104,118	80,355

Total current liabilities	329,450	215,209

Long-term liabilities:
Deferred income taxes	16,751	6,995
Long-term debt	337,500	—
Convertible subordinated debt	160,000	160,000
Deferred revenue, long-term	27,634	—
Other long-term liabilities	53	69

Total long-term liabilities	541,938	167,064

Stockholders' equity	254,441	281,071

	$1,125,829	$663,344

(*)	Derived from the March 31, 2006 audited Consolidated Financial Statements

QUANTUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Twelve Months Ended
	March 31, 2007	March 31, 2006
	(Unaudited)	(*)
Cash flows from operating activities:
Net loss	$(64,094)	$(41,479)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	29,416	20,759
Amortization	55,784	22,665
In-process research and development	14,700	—
Gain on Ireland facility closure	(476)	—
Deferred income taxes	1,006	(40)
Share-based compensation	8,972	901
Fixed assets written off in restructuring	1,229	—
Common stock received for license fee	(3,319)	—
Changes in assets and liabilities, net of effects from acquisition:
Accounts receivable	47,667	14,607
Inventories	26,430	(21,872)
Service parts for maintenance	(19,767)	(2,100)
Accounts payable	(4,914)	(14,141)
Accrued warranty	(8,698)	(5,316)
Deferred revenue	8,424	1,618
Accrued restructuring charges	(13,515)	5,315
Other assets and liabilities	(15,036)	22,502

Net cash provided by operating activities	63,809	3,419

Cash flows from investing activities:
Purchases of short-term investments	(714,758)	(1,748,925)
Proceeds from sale of short-term investments	781,834	1,673,950
Purchases of property and equipment	(17,195)	(20,024)
Proceeds from sale of Ireland facility	6,000	—
Payments made in connection with business acquisitions, net of cash acquired	(545,385)	(20,039)

Net cash used in investing activities	(489,504)	(115,038)

Cash flows from financing activities:
Borrowings of long-term debt, net	486,683	—
Principal payments of short and long-term debt	(134,000)	(1,488)
Proceeds from issuance of common stock, net	10,295	11,269

Net cash provided by financing activities	362,978	9,781

Net decrease in cash and cash equivalents	(62,717)	(101,838)
Cash and cash equivalents at beginning of period	123,298	225,136

Cash and cash equivalents at end of period	$60,581	$123,298

(*)	Derived from the March 31, 2006 audited Consolidated Financial Statements